ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110549889-07
	Filing Date and Time 07/26/2011 12:30 PM
	Entity Number E0036592005-0

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Millennia, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I of the Articles of Incorporation is hereby amended so as to read in its entirety as follows:

"The name of the corporation shall be "Bonamour Pacific, Inc."

CONTINUATION ATTACHED

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 95.3%

4. Effective date of filing: (optional) 8/11/11

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer Nathan Halsey, President and CEO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CONTINUATION TO THE ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION OF
MILLENNIA, INC.

Article VI of the Articles of Incorporation is hereby amended so as to read in its entirety as follows:

"The aggregate number of shares which the corporation shall have the authority to issue is Five Hundred Fifty Million (550,000,000) shares, divided into:

50,000,000 Preferred Shares, having a par value of one-tenth of a cent ($0.001) per share, and
500,000,000 Common Shares, having a par value of one-tenth of a cent ($0.001) per share.

A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

A. Common Shares. The terms of the 500,000,000 Common Shares of the corporation shall be as follows:

(1) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

(2) Voting Rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

B. Preferred Shares. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to be issued from the total shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical to those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights."

The foregoing amendments do not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.